                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          CHARLOTTE RUSSE HOLDING, INC.
    -------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
    -------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   161048103
   --------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                December 31, 2001
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /   Rule 13d-1(b)

/ /   Rule 13d-1(c)

/X/   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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Cusip No.  161048103                                          PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

       SK Equity Fund, L.P. (IRS  ID No. 061312136)

--------------------------------------------------------------------------------
 (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                         (a) [_]
                                         (b) [X]
--------------------------------------------------------------------------------
 (3)   SEC USE ONLY

--------------------------------------------------------------------------------
 (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)      Sole Voting Power
Beneficially
Owned by                            14,566,559
Each Reporting                      ---------------------------
Person With:
                           (6)      Shared Voting Power

                                    0

                                    ---------------------------

                           (7)      Sole Dispositive Power

                                    14,566,559

                                    -------------------------------
                           (8)      Shared Dispositive Power

                                    0

--------------------------------------------------------------------------------
 (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,566,559

--------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                         [_]
--------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            63.8%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------
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CUSIP NO. 161048103                     13G                   PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SK Investment Fund, L.P. (IRS ID No. 061408409)

--------------------------------------------------------------------------------
 (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [_]
                                                               (b) [X]

--------------------------------------------------------------------------------
 (3)     SEC USE ONLY

--------------------------------------------------------------------------------
 (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially                       150,789
Owned by                      -------------------------------------
Each Reporting                (6)  Shared Voting Power
Person With:                       0
                              -------------------------------------
                              (7)  Sole Dispositive Power
                                   150,789
                              -------------------------------------
                              (8)  Shared Dispositive Power
                                   0
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         150,789
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                       [-]
--------------------------------------------------------------------------------
(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1%
--------------------------------------------------------------------------------
(12)      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

CUSIP NO. 161048103                     13G                   PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SKM Partners, L.P. (IRS ID No. 061301330)
--------------------------------------------------------------------------------
 (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]
                                                               (b) [X]
--------------------------------------------------------------------------------
 (3)     SEC USE ONLY

--------------------------------------------------------------------------------
 (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                              (5)  SOLE VOTING POWER

  NUMBER OF                        14,717,348
   SHARES                     -----------------------------------------------
BENEFICIALLY                  (6)  SHARED VOTING POWER
  OWNED BY
    EACH                           0
 REPORTING                    -----------------------------------------------
   PERSON                     (7)  SOLE DISPOSITIVE POWER
    WITH
                                   14,717,348
                              -------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER

                                   0

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,717,348
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                       [_]
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         64.5%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 161048103                     13G                   PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saunders Karp & Megrue Partners, LLC (IRS ID No. 061535862)

--------------------------------------------------------------------------------
 (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [_]
                                                               (b) [X]
--------------------------------------------------------------------------------
 (3)     SEC USE ONLY


--------------------------------------------------------------------------------
 (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                              (5)      SOLE VOTING POWER

  NUMBER OF                            14,717,348
   SHARES                     --------------------------------------------------
BENEFICIALLY                  (6)      SHARED VOTING POWER
  OWNED BY
    EACH                               0
 REPORTING                    --------------------------------------------------
   PERSON                     (7)      SOLE DISPOSITIVE POWER
    WITH
                                       14,717,348
                              --------------------------------------------------
                              (8)      SHARED DISPOSITIVE POWER

                                       0

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,717,348

--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                       [-]
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         64.5%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Item 1(a)                Name Of Issuer:
                         Charlotte Russe Holding, Inc.

                         --------------------------------------------

Item 1(b)                Address Of Issuer's Principal Executive Offices:
                         4645 Morena Boulevard, San Diego, California  92117

                         ----------------------------------------------

Item 2(a)                Name Of Person Filing:

                         This statement is filed on behalf of the persons identified in Item 4 below. Each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)                Address Of Principal Business Office Or, If None,
                         Residence:

                         For SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P., Saunders Karp & Megrue Partners, LLC:

                                    262 Harbor Drive
                                    Stamford, CT  06902


Item 2(c)                Citizenship:

                         Each of the persons filing this statement is an organization created or governed under the laws of the State of Delaware.

Item 2(d)                Title Of Class Of Securities:

                         This statement relates to the Company's
                         common stock, par value $.01 per share (the
                         "Common Stock").

Item 2(e)                CUSIP Number:

                         161048103

                         -----------

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c)

                         Not  Applicable.


Item 4                   Ownership:

                         Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.
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                         Note 1: SKM Partners, L.P. (the "General Partner") is
                         the general partner of each of The SK Equity Fund L.P. and the SK Investment Fund, L.P. (the "Funds"). Saunders Karp & Megrue Partners, LLC (the "LLC"), is the general partner of the General Partner.

Item 5                   Ownership Of Five Percent Or Less Of A Class:

                         Not Applicable

Item 6                   Ownership Of More Than Five Percent On Behalf Of
                         Another Person:

                         Not Applicable

Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

                         Not Applicable

Item 8                   Identification And Classification Of Members Of The
                         Group:

                         See item 4 above.

Item 9                   Notice Of Dissolution Of Group:

                         Not Applicable

Item 10                  Certification:

                         Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002

                              SK EQUITY FUND, L.P.

                                  By: SKM PARTNERS, L.P., as General Partner

                                  By: SAUNDERS KARP & MEGRUE PARTNERS, LLC,
                                           as General Partner

                                  By:  /s/ Allan W. Karp
                                      ------------------------------------------
                                      Authorized Member

                              SK INVESTMENT FUND, L.P.

                                  By: SKM PARTNERS, L.P., as General Partner

                                  By: SAUNDERS KARP & MEGRUE PARTNERS, LLC,
                                           as General Partner

                                  By:  /s/ Allan W. Karp
                                      ------------------------------------------
                                      Authorized Member

                              SKM PARTNERS, L.P.

                                  By: SAUNDERS KARP & MEGRUE PARTNERS, LLC,
                                           as General Partner

                                  By:  /s/ Allan W. Karp
                                      ------------------------------------------
                                      Authorized Member

                              SAUNDERS KARP & MEGRUE PARTNERS, LLC

                                  By:  /s/ Allan W. Karp
                                      ------------------------------------------
                                      Authorized Member